NATCO Logo Press Release

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Authorizes Share Repurchase Program

Houston, Texas, USA (November 3, 2008): NATCO Group Inc. (NYSE: NTG) announced today that its Board of Directors has authorized a share repurchase program to acquire up to $25 million of NATCO common stock. The shares may be purchased from time to time at prevailing prices in the open market, in block transactions, in privately negotiated transactions, and/or accelerated share repurchase programs, in accordance with Rule 10b-18 of the Securities and Exchange Commission. The repurchase program comes into effect two business days after the Company's third quarter earnings announcement.

NATCO Chairman and Chief Executive Officer John U. Clarke said, "NATCO enjoys a great deal of financial flexibility. Acquisition of our shares represents an attractive investment for our shareholders and complements our growth initiatives for continuing reinvestment in our business and making opportunistic acquisitions."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.